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                                  EXHIBIT 23.2


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         We consent to the incorporation by reference in the Registration
Statement (Form S-8) pertaining to the 1997 Key Employees' Stock Option Plan of RF Micro Devices, Inc., the Nonemployee Directors' Stock Option Plan of RF Micro Devices, Inc., the Employee Stock Purchase Plan of RF Micro Devices, Inc. and the RF Micro Devices, Inc. 1992 Stock Option Plan of our report dated April 18, 1997, with respect to the financial statements of RF Micro Devices, Inc. included in its Registration Statement (From S-1 No. 333-22625) and related Prospectus filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP
                                          Ernst & Young LLP


Raleigh, North Carolina
July 10, 1997